   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1996


                                                       REGISTRATION NO. 33-57011
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                                  ASHLAND INC.
             (Exact name of Registrant as specified in its charter)

               KENTUCKY                                61-0122250
     (State or other jurisdiction         (I.R.S. Employer Identification No.)
   of incorporation or organization)

                               1000 ASHLAND DRIVE
                            RUSSELL, KENTUCKY 41169
                                 (606) 329-3333
              (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)
                           --------------------------

                            THOMAS L. FEAZELL, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               1000 ASHLAND DRIVE
                            RUSSELL, KENTUCKY 41169
                                 (606) 329-3333

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

           DAVID G. ORMSBY, ESQ.                      FRANCIS J. MORISON, ESQ.
          CRAVATH, SWAINE & MOORE                       DAVIS POLK & WARDWELL
             825 EIGHTH AVENUE                          450 LEXINGTON AVENUE
         NEW YORK, NEW YORK 10019                     NEW YORK, NEW YORK 10017
              (212) 474-1000                               (212) 450-4800

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                    AMOUNT TO        PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
           TITLE OF EACH CLASS OF                      BE             OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
       SECURITIES TO BE REGISTERED (1)          REGISTERED (2)(3)    PER UNIT (3)(4)       PRICE (4)(5)         FEE (6)
Debt Securities, Debt Warrants, Preferred
 Stock, Depositary Shares, Preferred Stock
 Warrants, Common Stock and related Rights
 and Common Stock Warrants...................          --                   --             $600,000,000        $206,898

(1) This Registration Statement also covers (i) Debt Securities, Preferred Stock and Common Stock and related Rights which may be issued upon exercise of Securities Warrants and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) In no event will the aggregate initial offering price of Debt Securities, Debt Warrants, Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock and related Rights and Common Stock Warrants issued under this Registration Statement exceed $600,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.
(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.
(5) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Securities Act.
(6)   Previously paid.


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTRODUCTORY NOTE



    This Post-Effective Amendment No. 2 is being filed in order to terminate the program described under Plan of Distribution by which Ashland commenced the offering of up to 3,000,000 shares of Common Stock pursuant to the Sales Agency Agreement described thereunder. The Plan of Distribution section of the following Prospectus has been revised to reflect such termination. Certain other revisions have been made to the Prospectus to reflect changes due to the passage of time.

PROSPECTUS

                                  ASHLAND INC.


                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
            COMMON STOCK AND RELATED PREFERRED STOCK PURCHASE RIGHTS
                                    WARRANTS

                               ------------------


    Ashland Inc. ("Ashland" or the "Company") intends to issue from time to time its (i) unsecured debt securities, which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), (ii) warrants to purchase the Debt Securities (the "Debt Warrants"), (iii) shares of cumulative preferred stock, without par value (the "Preferred Stock"), (iv) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series ("Depositary Shares"), (v) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (vi) shares of common stock, par value $1.00 per share (the "Common Stock"), and related preferred stock purchase rights, and (vii) warrants to purchase shares of Common Stock ("Common Stock Warrants"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants being referred to herein collectively as the "Securities Warrants"), having an aggregate initial public offering price not to exceed $600,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Securities Warrants offered hereby (collectively, the "Offered Securities") may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").


    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, the designation of the Trustee acting under the applicable Indenture and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price, and whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares; (iii) in the case of Common Stock, the initial public offering price; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability thereof; and (v) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in the accompanying Prospectus Supplement.

    The Prospectus Supplement will also contain information, where applicable, concerning certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.


    The Offered Securities may be sold directly by the Company, or through agents, underwriters or dealers. If any agent of the Company, or any underwriters are involved in the sale of Offered Securities, the names of such agents or underwriters and any applicable fees or commissions and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. The Company may also issue the Offered Securities to one or more persons in exchange for outstanding securities of the Company acquired by such persons from third parties in open market transactions or in privately negotiated transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in connection with such exchanges or sales. See "Plan of Distribution".

                            ------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is December   , 1996

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT DELIVERED HEREWITH AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OFFERED SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION


    Ashland is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Ashland with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Ashland can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, and The Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. Ashland files such material with the Commission electronically. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is: http://www.sec.gov.



    Ashland has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. For further information with respect to Ashland and the Offered Securities, reference is made to such Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed pursuant to Section 13 or 15(d) of the Exchange Act (File No. 1-2918) are hereby incorporated by reference into this
Prospectus:


        (i) Ashland's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;



        (ii) Ashland's Current Reports on Form 8-K filed with the Commission on November 14, 1996, and December 9, 1996, respectively;


       (iii) the description of its Common Stock, par value $1.00 per share, set forth in the Registration Statement on Form 10, as amended in its entirety by the Form 8 filed with the Commission on May 1, 1983;


       (iv) the description of its Rights to Purchase Series A Participating Cumulative Preferred Stock, set forth in the Registration Statement on Form 8-A dated May 16, 1996; and


        (v) the description of its Cumulative Preferred Stock, without par value, set forth in the Registration Statement on Form 8-A, as amended by Amendment No. 1 thereto, filed with the Commission on April 30, 1993.

    All documents filed by Ashland with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    ASHLAND WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE. COPIES OF THE INDENTURES SUMMARIZED BELOW ARE ALSO AVAILABLE UPON REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, ASHLAND INC., P.O. BOX 391, ASHLAND, KENTUCKY 41114 (TELEPHONE: (606) 329-3333).


                                  THE COMPANY


    Ashland's businesses are grouped into seven industry segments: Petroleum, SuperAmerica, Valvoline, Chemical, APAC, Coal and Exploration.



    Ashland Petroleum is one of the nation's largest independent petroleum refiners and a leading supplier of petroleum products to the transportation and commercial fleet industries, other industrial customers and independent marketers, and to SuperAmerica for retail distribution. In addition, Ashland Petroleum gathers and transports crude oil and petroleum products and distributes petroleum products under the Ashland-Registered Trademark- brand name. SuperAmerica operates combination gasoline and merchandise stores under the SuperAmerica-Registered Trademark- and Rich-Registered Trademark- brand names. Valvoline is a marketer of branded, packaged motor oil and automotive chemicals, antifreeze, filters, rust preventives and coolants. In addition, Valvoline is engaged in the "fast oil change" business through outlets operating under the Valvoline Instant Oil Change-Registered Trademark- and Valvoline Rapid Oil Change-Registered Trademark- names.



    Ashland Chemical distributes industrial chemicals, solvents, thermoplastics and resins, and fiberglass materials, and manufactures a wide variety of specialty chemicals and certain petrochemicals. APAC performs contract construction work, including highway paving and repair, excavation and grading, and bridge and sewer construction, and produces asphaltic and ready-mix concrete, crushed stone and other aggregate, concrete block and certain specialized construction materials in the southern United States.



    Ashland's coal operations are conducted by 56% owned, publicly traded Ashland Coal, Inc., a producer of low-sulfur, bituminous coal in central Appalachia for sale to domestic and foreign electric utility and industrial customers. Ashland also holds a 50% interest in Arch Mineral Corporation, a producer of low sulfur coal and steam and metallurgical coal in Illinois, Kentucky, Virginia, West Virginia and Wyoming. Ashland Exploration explores for, develops, produces and sells crude oil and natural gas principally in the Appalachian Basin and Gulf Coast areas of the United States and also crude oil in Nigeria for export.



    At September 30, 1996, Ashland and its consolidated subsidiaries had approximately 36,100 employees (excluding contract employees).


    Ashland is a Kentucky corporation, organized on October 22, 1936, with its principal executive offices located at 1000 Ashland Drive, Russell, Kentucky 41169 (Mailing Address: P.O. Box 391, Ashland, Kentucky 41114) (Telephone: (606) 329-3333).

                                USE OF PROCEEDS

    Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock and debt repurchases, repayment of indebtedness and acquisitions.

                                     RATIOS

    The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company:


                                                 YEAR ENDED SEPTEMBER 30,
                                               ----------------------------
                                               1992  1993  1994  1995  1996
                                               ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges...........  *      1.84  2.51  1.13  2.28
Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends...............  *      1.76  2.19  1.07  2.05

------------------------
*Fixed charges exceeded earnings (as defined) by $174 million as a result of special charges and the current year impact of accounting changes.



    The above ratios are computed on a total enterprise basis including Ashland and its consolidated subsidiaries, plus their share of significant affiliates accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries. Earnings consist of income before income taxes, minority interest and the cumulative effect of accounting changes, adjusted to exclude fixed charges (excluding capitalized interest) and undistributed earnings of equity method affiliates excluded from the total enterprise. Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense.


                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities and the identity of the Trustee for any Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.


    The Debt Securities will be general obligations of the Company and may be subordinated to "Superior Indebtedness" (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Subordination of Subordinated Securities" below. Unless otherwise set forth in the applicable Prospectus Supplement, Senior Securities will be issued under an Indenture dated as of August 15, 1989, as amended and restated as of August 15, 1990, between the Company and Citibank, N.A., as Trustee, pursuant to which the Company has issued an aggregate of $1,299,990,000 senior debt securities. Subordinated Securities will be issued under an Indenture between the Company and a commercial bank to be selected as Trustee. A copy of the form of each Indenture has been filed as an exhibit to the Registration Statement filed with the Commission. The following discussion of certain provisions of the Indentures is a summary only and does not purport to be a complete description of the terms and provisions of the Indentures. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indentures, including the definition therein of the terms used below with their initial letters capitalized.

GENERAL


    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by Ashland. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities: (i) the title and the limit on the aggregate principal amount of the Debt Securities; (ii) the date or dates on which the Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, or the method of determining such rate or rates, at which the Debt Securities will bear interest; (iv) the date or dates from which such interest shall accrue and the date or dates on which such interest will be payable; (v) the currency or currencies or units of two or more currencies in which the Debt Securities are denominated and principal and interest may be payable, and for which the Debt Securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies; (vi) whether such Debt Securities are to be Senior Securities or Subordinated Securities; (vii) any redemption or sinking fund terms or certain other specific terms; (viii) any Event of Default or covenant with respect to the Debt Securities of a particular series, if not set forth herein; (ix) whether the Debt Securities will be issued as Registered Securities (as defined below) or as Bearer Securities (as defined below); (x) whether the Debt Securities are to be issued in whole or in part in the form of one or more Global Securities (as defined below) and, if so, the identity of the depositary for such Global Security or Securities; and (xi) any other terms of such series (which terms shall not be inconsistent with the provisions of the Subordinated Indenture or the Senior Indenture, as the case may be). Unless otherwise indicated in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the corporate trust office of the respective Trustee, provided that payment of interest may be made at the option of Ashland by check mailed to the address of the person entitled thereto as it appears in the respective Debt Securities register.


    The Debt Securities will be unsecured. Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of Ashland. Subordinated Securities will be subordinated to certain present and future superior indebtedness of Ashland. See "Subordination of Subordinated Securities" below.


    The Debt Securities may be issued in fully registered form without coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities"). Debt Securities denominated in U.S. dollars will be issued, unless otherwise set forth in the applicable Prospectus Supplement, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be only Registered Securities. No service charge will be made for any transfer or exchange of such Debt Securities, but Ashland may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


    Special Federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement.

    Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EXCHANGE, REGISTRATION AND TRANSFER


    Registered Securities (other than Global Securities) of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities.


    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar for the Indenture. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series, and if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.



    In the event of any redemption in part, the Company shall not be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or (c) if Debt Securities of the series are issuable as Registered Securities and Bearer Securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption, otherwise the date of such publication; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.


    For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Global Securities".

PAYMENT AND PAYING AGENTS


    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium, if any, and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.


    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities that are issuable solely as Registered Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitation described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.



    All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest on any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof.


GLOBAL SECURITIES

    The Debt Securities of a series issued under the Indentures may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Ashland anticipates that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a Global Security in registered form, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by Ashland if such Debt Securities are offered and sold directly by Ashland. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Ashland, the Trustee for such Debt Securities, any paying agent (a "Paying Agent"), nor the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made by the Depositary or any participants on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Ashland expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. Ashland also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

    If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by Ashland within 90 days,

Ashland will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, Ashland may at any time in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if Ashland so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to Ashland, the Trustee, and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by Ashland, of $1,000 and integral multiples thereof.

    If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, with or without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraison de Valeurs Mobilieres S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in an applicable Prospectus Supplement, each such temporary Global Security will be exchangeable for definitive Debt Securities in bearer form, registered form, or definitive global form (registered or bearer), or any combination thereof, as specified in an applicable Prospectus Supplement. No Bearer Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, Ashland or its agent must receive a certificate signed by Euroclear or CEDEL, as the case may be, prior to the delivery of a definitive Bearer Security, and prior to the actual payment of interest in respect of the applicable portion of the temporary Global Security payable in respect of an Interest Payment Date occurring prior to the delivery of a definitive Debt Security. Such certificate must be based on statements provided to Euroclear or CEDEL by its member organizations. Such certificate must be dated on the date of the earlier of the first actual payment of interest on the Debt Security and the date of delivery of the Debt Security in definitive form, and must state that on such date the Debt Security is owned by (i) a person that is not a United States person and is not a financial institution holding the obligation for purposes of resale during the Restricted Period, (ii) a United States person that is either (A) the foreign branch of a United States financial institution purchasing for its own account and not for resale during the Restricted Period or (B) a United States person who acquired its interest through the foreign branch of a United States financial institution and who holds the obligation through such financial institution, provided that in either case (A) or (B) the United States financial institution either provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder or has provided a valid blanket certificate stating that the financial institution will comply with such requirements or (iii) a financial institution holding for purposes of resale during the Restricted Period, and such financial institution certifies in addition that it has not acquired the obligation for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. As used herein, the term "Restricted Period" means (i) the period from the closing date until 40 days thereafter or
(ii) any time if the obligation is held as part of an unsold allotment or subscription.

    Each of Euroclear and CEDEL will in such circumstances credit the interest received by it in respect of such temporary Global Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct).

    The beneficial owner of a Debt Security represented by a definitive Global Security in bearer form may, upon not less than 30 days' written notice to the Trustee, given by it through either Euroclear or CEDEL, exchange its interest in such definitive Global Security for a definitive Bearer Security or Securities, or a definitive Registered Security or Securities of any authorized denomination. No individual definitive Bearer Security will be delivered in or to the United States.

CERTAIN COVENANTS OF ASHLAND WITH RESPECT TO SENIOR SECURITIES

    LIMITATIONS ON LIENS. Unless otherwise provided in the applicable Prospectus Supplement, Ashland will agree that neither it nor any Subsidiary (as defined in the Senior Indenture) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any of its property or any property of such Subsidiary, real or personal, located in the continental United States of America without effectively providing that the Senior Securities (together with, if Ashland so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation, thereafter created, ranking equally with the Senior Securities) shall be secured equally and ratably with (or, at the option of Ashland, prior to) such Debt so long as such Debt shall be so secured, except that the foregoing provisions shall not apply to: (a) Mortgages existing on the date of the Senior Indenture, (b) Mortgages affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with Ashland or a Subsidiary, (c) Mortgages on property (i) existing at the time of acquisition thereof, (ii) to secure payment of all or part of the purchase price thereof, (iii) to secure Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof or (iv) assumed or incurred in connection with the acquisition thereof, (d) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for any such purpose, (e) Mortgages on (i) pipelines, gathering systems, pumping or compressor stations, pipeline storage facilities or other related facilities, (ii) tank cars, tank trucks, tank vessels, barges, tow boats or other vessels or boats, drilling barges, drilling platforms, or other movable railway, automotive, aeronautic or marine facilities, (iii) office buildings, laboratory and research facilities, retail service stations, retail or wholesale sales facilities, terminals, bulk plants, warehouses or storage or distribution facilities, (iv) manufacturing facilities other than units for the refining of crude oil, (v) the equipment of any of the foregoing or (vi) any "margin stock" or "margin security" within the meaning of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as amended from time to time,
(f) Mortgages on current assets or other personal property (other than shares of stock or indebtedness of Subsidiaries) to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time, (g) Mortgages which secure indebtedness owing by a Subsidiary to Ashland or a Subsidiary, (h) Mortgages on property of any Subsidiary principally engaged in a financing or leasing business, (i) Mortgages upon the oil, gas or other minerals produced or to be produced (or proceeds thereof) from properties which shall have been acquired or shall have become producing subsequent to August 15, 1977, if, in respect to each such Mortgage it shall have been given to secure indebtedness incurred to pay or to reimburse the cost (incurred subsequent to the date of the acquisition of such property or August 15, 1977, whichever shall be later) of drilling or equipping such property and (j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (i) inclusive or of any Debt secured thereby,

PROVIDED that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property). Notwithstanding the above, Ashland and any one or more Subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of Ashland and its Subsidiaries which would otherwise be subject to the foregoing restrictions, does not at any one time exceed 5% of the stockholders' equity in Ashland and its consolidated subsidiary companies as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of Ashland. The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages: (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil payment or a production payment and (2) Mortgages required by any contract or statute in order to permit Ashland or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either.

    LIMITATIONS ON SALE AND LEASE-BACK. Unless otherwise provided in the applicable Prospectus Supplement, Ashland will agree that neither it nor any Subsidiary will enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Ashland or a Subsidiary for a period of more than three years of any real property located in the continental United States (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by Ashland or a Subsidiary to such lender or investor or to any Person or organization to which funds have been or are to be advanced by such lender or investor on the security of the leased property ("Sale and Lease-Back Transactions") unless either: (a) Ashland or such Subsidiary would be entitled to create Debt secured by a Mortgage on the property to be leased, without equally and ratably securing the Senior Securities or (b) Ashland (and in any such case Ashland covenants and agrees that it will do so), within four months after the effective date of such Sale and Lease-Back Transaction (whether made by Ashland or a Subsidiary), applies to the retirement of Debt of Ashland maturing by the terms thereof more than one year after the original creation thereof ("Funded Debt"), an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair value of the real property so leased at the time of entering into such arrangement (as determined by the Board of Directors); PROVIDED that the amount to be applied to the retirement of Funded Debt shall be reduced by an amount equal to the sum of (a) the principal amount of Senior Securities delivered, within four months after the effective date of such arrangement, to the Trustee for retirement and cancellation and (b) the principal amount of other Funded Debt voluntarily retired by Ashland within such four-month period, excluding retirements of Senior Securities and other Funded Debt pursuant to mandatory sinking fund or prepayment provisions or by payment at maturity.

    LIMITATION ON CONSOLIDATIONS AND MERGERS. The Senior Indenture provides that Ashland will not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any entity (other than a wholly owned subsidiary of Ashland, except in the event that such a subsidiary is the surviving corporation in a consolidation or merger) unless the successor or transferee is a domestic corporation that assumes Ashland's obligations under the Senior Securities and the Senior Indenture and certain other conditions are met.

SUBORDINATION OF SUBORDINATED SECURITIES

    The payment of the principal of, premium, if any, and interest on the Subordinated Securities, including sinking fund payments, if any, will be subordinated in right of payment, as set forth in the

Subordinated Indenture, to the prior payment in full of all Superior Indebtedness of Ashland. Superior Indebtedness is defined as (a) the principal of, premium, if any, and accrued and unpaid interest on (whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed) (i) indebtedness of Ashland for money borrowed (other than the Subordinated Securities), (ii) guarantees by Ashland of indebtedness for money borrowed of any other person, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which Ashland is responsible or liable, by guarantees or otherwise, (iv) obligations of Ashland under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction, or any similar interest rate or currency hedging transaction and (v) obligations of Ashland under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on Ashland's balance sheet as a liability and (b) modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee; unless, in the instrument created or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the Subordinated Securities; PROVIDED, HOWEVER, that Superior Indebtedness shall not be deemed to include (i) any obligations of Ashland to any subsidiary and (ii) any other indebtedness, guarantee or obligation of Ashland of the type set forth above which is subordinate or junior in ranking in any respect to any other indebtedness, guarantee or obligation of Ashland.

    No payment by Ashland on account of principal of, premium, if any, or interest on the Subordinated Securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any Superior Indebtedness shall have occurred and be continuing and (unless such default or event of default is the failure by Ashland to pay principal or interest on any instrument constituting Superior Indebtedness) written notice thereof shall have been given to the Trustee by Ashland or to Ashland and the Trustee by the Holders of at least 10% in principal amount of any kind or category of any Superior Indebtedness (or a representative or trustee on their behalf). Ashland may resume payments on the Subordinated Securities (unless otherwise prohibited by the related Indenture) if (i) such default is cured or waived or (ii) unless such default is the failure of Ashland to pay principal or interest on any Superior Indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings. In the event that any Subordinated Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable, or upon any payment or distribution of assets of Ashland to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest due or to become due on all Superior Indebtedness must be paid in full before the Holders of Subordinated Securities are entitled to receive or take any payment (other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment which does not alter the rights of Holders of Superior Indebtedness without such Holders' consent). Subject to the payment in full of all Superior Indebtedness, the Holders of the Subordinated Securities are to be subrogated to the rights of the Holders of Superior Indebtedness to receive payments or distribution of assets of Ashland applicable to Superior Indebtedness until the Subordinated Securities are paid in full.

    By reason of such subordination, in the event of insolvency, creditors of Ashland who are Holders of Superior Indebtedness, as well as certain general creditors of Ashland, may recover more, ratably, than the Holders of the Subordinated Securities.

    The Subordinated Indenture will not limit the amount of Superior Indebtedness or Debt Securities which may be issued by Ashland or any of its subsidiaries.

MODIFICATION OF THE INDENTURES

    The Indentures provide that the Company and the Trustee thereunder may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of the Debt Securities as permitted under the Indentures or, provided such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect, curing ambiguities or inconsistencies in such Indentures or making other provisions.

    The Indentures contain provisions permitting the Company, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities (as defined in the Indentures) of each affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indentures or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the Outstanding Securities affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Debt Securities; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest thereon; (iii) change the currency, currencies or currency unit or units in which, any of the Debt Securities or any premium or interest thereon is payable; (iv) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indentures; (v) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date; (vi) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indentures; or (vii) with certain exceptions, modify the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions.

WAIVER OF CERTAIN COVENANTS

    The Indentures provide that the Company will not be required to comply with certain restrictive covenants (including those described above under "Certain Restrictive Provisions") if the Holders of not less than 66 2/3% in principal amount of each series of Outstanding Securities affected thereby waive compliance with such restrictive covenants.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    An Event of Default in respect of any series of Debt Securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indentures to be: (i) a default for 30 days in the payment of any installment of interest upon any of the Debt Securities of such series when due; (ii) a default in the payment of principal of (or premium, if any, on) any of the Debt Securities of such series when due; (iii) a default for 30 days in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of such series;
(iv) a default by the Company in the performance, or breach, of any of its other covenants or warranties in the applicable Indentures which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series.

    The Indentures provide that if an Event of Default specified therein in respect of any series of Outstanding Securities issued under such Indentures shall have happened and be continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal of all of the Outstanding Securities of such series to be immediately due and payable.

    The Indentures provide that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to such Indentures or would involve such Trustee in personal liability.

    The Indentures provide that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all of the Outstanding Securities of such series waive any past default under the Indentures with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of such Indentures which, under the terms of such Indentures, cannot be modified or amended without the consent of the Holders of all of the Outstanding Securities of such series affected thereby.

    The Indentures contain provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indentures at the request of the Holders of the Debt Securities of such series.

    The Indentures provide that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of such uncured and unwaived default known to it; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series, such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and PROVIDED FURTHER, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance, or breach, of any covenant or warranty of the Company under such Indentures other than for the payment of the principal of (or premium, if any) or interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term "default" for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

    The Indentures require the Company to file annually with the Trustee thereunder a certificate, executed by an officer of the Company, indicating whether such officer has knowledge of any default under such Indentures.

MEETINGS

    The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the Trustee, and, if the Trustee fails to call a meeting within 21 days after receipt of a request from the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, the Company or such Holders may call a meeting upon notice given in accordance with "Notices" below. Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum at a meeting of the Holders of Debt Securities of such series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which is required to be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons entitled to vote 66 2/3% in principal amount of the Outstanding Securities of such series shall constitute a quorum. In the absence of a quorum, a meeting called by the Company or the Trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days. Any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the

Holders of a specified percentage in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indentures will be binding on all Holders of Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indentures expressly provide may be given by the Holders of a specified percentage of Outstanding Securities of any series affected thereby (acting as one class), only the principal amount of Outstanding Securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of Outstanding Securities of all series affected thereby favoring such action.

NOTICES

    Except as otherwise provided in the applicable Prospectus Supplement, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the Trustee within the last two years under the Indentures, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register.

TITLE

    Title to any Bearer Securities (including Bearer Securities in temporary or definitive global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, the appropriate Trustee and any agent of the Company or such Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and registered owner of any Registered Security as the absolute owner thereof (whether or not such security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REPLACEMENT OF SECURITIES AND COUPONS

    Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the appropriate Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the appropriate Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and such Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the appropriate Trustee of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the appropriate Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued.

DEFEASANCE

    Unless the Prospectus Supplement relating to the Offered Securities provides otherwise, the Company at its option (a) will be Discharged (as such term is defined in the Indentures) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including those described above under "Certain Restrictive Provisions"), if there are deposited with the Trustee, in the case of Debt Securities and coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indentures) or, in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in the Indentures), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money and U.S. Government Obligations or Foreign Government Securities, as the case may be, in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities. As a condition to the Company's exercise of either such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that Holders of the Offered Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. The deposit and the Discharge or release from compliance with certain covenants described in the preceding sentence may result in the Holders of the Offered Securities recognizing income, gain or loss for Federal income tax purposes as a result of such deposit and Discharge or release, and may result in the Holders recognizing income in a manner or at times different than would have been the case if such deposit and Discharge or release had not occurred.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF SECURITIES BY ASHLAND UPON UNAPPROVED CHANGE IN CONTROL AND DECLINE IN DEBT RATING

    In the event that (a) there occurs any Change in Control (as hereinafter defined) of Ashland and (b) the prevailing rating of any series of the Debt Securities issued under the Indentures on a date within 90 days following public notice of such Change in Control shall be less than the rating on a specified earlier date by the equivalent of at least one full rating category (as defined in the Indentures), each Holder of Debt Securities of such series shall have the right, at the Holder's option, to require Ashland to purchase all or any part of the Holder's Debt Securities on the date (the "Repurchase Date") that is 100 days after the last to occur of (i) public notice of such Change in Control and
(ii) the rating decline, at 100% of the principal amount on the Repurchase Date, plus accrued and unpaid interest to the Repurchase Date. Notwithstanding the foregoing, if such a rating decline applies to less than all series of the Debt Securities, the repurchase rights described above will apply only to those series with respect to which there has been a rating decline.

    On or before the twenty-eighth day after the last to occur of public notice of the Change in Control and the decrease in the rating of such Debt Securities, Ashland is obligated to mail or cause to be mailed to all Holders of record of such Debt Securities a notice regarding the Change in Control, the decrease in the rating of the Debt Securities and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the applicable price for such Debt Securities and the procedure which the Holder must follow to exercise this right. Ashland shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise this right, the Holder of a Debt Security must deliver on or before the tenth day before the Repurchase Date written notice to Ashland (or an agent designated by Ashland for such purpose) of the Holder's exercise of such right, together with the Debt Security with respect to which the right is being exercised, duly endorsed for transfer. The Company will comply with Rules 13e-4 and 14e-1 under the Exchange Act and any other applicable securities laws in connection with any such repurchase of Debt Securities.

    As used herein, a "Change in Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting stock of Ashland, otherwise than through a transaction consummated with the prior approval of the Board of Directors of Ashland or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute Ashland's Board of Directors (together with any new director whose election by Ashland's Board of Directors or whose nomination for election by Ashland's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office. In considering whether to approve a transaction which might otherwise constitute a Change in Control, the Board of Directors of Ashland will be required to consider the interests of stockholders, employees and other creditors of Ashland which may not necessarily be consistent with the interests of Holders of Debt Securities. In considering whether to pursue a transaction which might otherwise constitute a Change in Control, a potential acquirer of the Company will be required to consider that, to the extent the repurchase right becomes exercisable and is exercised by Holders of Debt Securities of any series, sufficient funds must be made available to make payment to such Holders. The Company cannot presently predict the source of such funds, but expects that the source would be determined in the context of the overall consideration of such a transaction.

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    Citibank, N.A. is Trustee under the Senior Indenture and one other indenture pursuant to which unsecured debt obligations of the Company are outstanding and has other customary banking relationships with the Company and its affiliates.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized stock of the Company consists of 150,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock, issuable in series. On October 31, 1996, there were 64,599,228 shares of Common Stock and 6,000,000 shares of Preferred Stock outstanding. 500,000 shares of Series A Participating Cumulative Preferred Stock (the "Series Preferred Stock") have been authorized and are reserved for issuance upon exercise of rights issued pursuant to the Rights Agreement described below. As of October 31, 1996, an aggregate of 25,098,211 shares of Common Stock were reserved for issuance upon conversion of the Company's 6 3/4% Convertible Subordinated Debentures, the Company's $3.125 Cumulative Convertible Preferred Stock (the "$3.125 Preferred Stock") and issuance under the Company's various stock and compensation incentive plans.


    The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's Second Restated Articles of Incorporation, as amended (the "Restated Articles"), and By-laws, as amended (the "By-laws"), as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Restated Articles, By-laws and the Rights Agreement, which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

DESCRIPTION OF COMMON STOCK

    The holders of Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and have cumulative voting rights. Under cumulative voting, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one nominee or distribute the total number of votes, in any proportion, among as many nominees as the shareholder desires. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any Preferred Stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the $3.125 Preferred Stock and the 6 3/4% Convertible Subordinated Debentures will be, fully paid and nonassessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The Transfer Agent and Registrar of Ashland's Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

PREFERRED STOCK PURCHASE RIGHTS


    On May 16, 1996, the Company entered into a Rights Agreement with Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), which is a shareholder rights plan providing for a dividend of one Preferred Stock purchase right for each outstanding share of Common Stock of the Company (the "Rights"). The dividend was issued to shareholders of record on the date of the adoption of the Rights Agreement, and holders of shares of Common Stock issued subsequent to that date are issued Rights with their shares. The Rights trade automatically with shares of Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of the Company and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to provide the Board with leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors.

    Until a Right is exercised, the holder of a Right, as such, will have no rights as a shareholder of the Company including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from the Company one-thousandth of a share of Series A Participating Cumulative Preferred Stock, without par value, at a purchase price of $140 per Right, subject to adjustment (the "Purchase Price"). In general, the Rights will not be exercisable until the earlier of (a) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (such person or group being an "Acquiring Person"), unless provisions preventing accidental triggering of the Rights apply and (b) the close of business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date").



    In the event that, following Distribution Date, the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger or other business combination by an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the Company's revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option,
(a) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price, (b) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (c) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.



    Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.



    The Rights will expire at the close of business on May 16, 2006 (the "Expiration Date"), unless earlier redeemed. At any time prior to the earlier of
(a) such time as a person or group becomes an Acquiring Person and (b) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (which amount is subject to adjustment as provided in the Rights Agreement).



    The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the Rights Agreement.


DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of the Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus

Supplement relating to such series of the Preferred Stock. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Restated Articles establishing a particular series of the Preferred Stock which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

    GENERAL. Under the Restated Articles, the Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 30,000,000 shares of Preferred Stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each such series. The Company may amend from time to time its Restated Articles to increase the number of authorized shares of Preferred Stock. Any such amendment would require the approval of the holders of 66 2/3% of the outstanding shares of all series of Preferred Stock voting together as a single class without regard to series. As of the date of this Prospectus, the Company has one series of preferred stock outstanding.

    The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; (vi) the voting rights, if any, of such Preferred Stock; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable.

    DIVIDEND RIGHTS. The Preferred Stock will be preferred over the Common Stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in Common Stock) on the Common Stock shall be declared and set apart for payment or paid, the holders of shares of each series of Preferred Stock shall be entitled to receive dividends (either in cash, shares of Common Stock or Preferred Stock, or otherwise) when, as and if declared by the Board of Directors, at the rate and on the date or dates as set forth in the Prospectus Supplement. With respect to each series of Preferred Stock, the dividends on each share of such series shall be cumulative from the date of issue of such share unless some other date is set forth in the Prospectus Supplement relating to any such series. Accruals of dividends shall not bear interest.

    RIGHTS UPON LIQUIDATION. The Preferred Stock shall be preferred over the Common Stock as to assets so that the holders of each series of Preferred Stock shall be entitled to be paid, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and before any distribution is made to the holders of Common Stock, the amount set forth in the Prospectus Supplement relating to any such series, but in such case the holders of such series of Preferred Stock shall not be entitled to any other or further payment. If upon any such liquidation, dissolution or winding up of the Company its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock are entitled, the entire remaining net assets of the Company shall be distributed among the holders of each series of Preferred Stock in amounts proportionate to the full amounts to which the holders of each such series are respectively so entitled.

    REDEMPTION. All shares of any series of Preferred Stock shall be redeemable to the extent set forth in the Prospectus Supplement relating to any such series. All shares of any series of Preferred Stock shall be convertible into shares of Common Stock or into shares of any other series of Preferred Stock to the extent set forth in the Prospectus Supplement relating to any such series.

    VOTING RIGHTS. Unless otherwise provided in the Prospectus Supplement, the holders of shares of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held by them on all matters properly presented to shareholders, the holders of Common Stock and the holders of all series of Preferred Stock voting together as one class.

$3.125 CUMULATIVE PREFERRED STOCK


    In May 1993, the Company issued 6,000,000 shares of $3.125 Preferred Stock of which all such shares are currently outstanding. Annual cumulative dividends of $3.125 per share are payable quarterly as and if declared by the Board of Directors. Each share of $3.125 Preferred Stock is convertible at any time at the option of the holder thereof into 1.546 shares of Common Stock, equivalent to an initial conversion price of $32.343 for each share of Common Stock, subject to adjustment in certain circumstances. The $3.125 Preferred Stock is not redeemable prior to March 25, 1997. On and after such date, the $3.125 Preferred Stock is redeemable, in whole or in part, at the option of the Company, at $51.88 per share during the period from March 25, 1997 to March 14, 1998, and declining ratably annually to $50 per share on or after March 15, 2003, plus in each case accrued and unpaid dividends to the redemption date. The holders of $3.125 Preferred Stock generally have no voting rights, but have the right to elect two additional directors of the Company if the equivalent of six quarterly dividends payable on the $3.125 Preferred Stock are in arrears. In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of $3.125 Preferred Stock are entitled to receive the liquidation preference of $50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date.


DESCRIPTION OF DEPOSITARY SHARES

    GENERAL. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to the Registration Statement in connection with the offering of any such Depositary Shares and the following summary is qualified in its entirety by reference to such exhibits.

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or PRO RATA as may be determined by the Depositary.

    VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all actions which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

    AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

    CHARGES OF DEPOSITARY. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

    MISCELLANEOUS. The Depositary will forward to holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

CERTAIN PROVISIONS OF ASHLAND'S RESTATED ARTICLES

    In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of Ashland not approved by the Board of Directors, it would be possible, subject to any limitations imposed by applicable law, the Restated Articles and the applicable rules of the stock exchanges upon which the Common Stock is listed, for the Board of Directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of Ashland. The consent of the holders of Common Stock would not be required for any such issuance of preferred stock.

    The Restated Articles incorporate in substance certain provisions of the Kentucky Business Corporation Act to require approval of the holders of at least 80% of Ashland's voting stock, plus two-thirds of the voting stock other than voting stock owned by a 10% shareholder, as a condition to mergers and certain other business combinations involving Ashland and such 10% shareholder unless
(a) the transaction is approved by a majority of the continuing directors (as defined) of Ashland or (b) certain minimum price and procedural requirements are met. In addition, the Kentucky Business Corporation Act includes a standstill provision which precludes a business combination from occurring with a 10% shareholder, notwithstanding any vote of shareholders or price paid, for a period of five years after the date such 10% shareholder becomes a 10% shareholder, unless a majority of the independent directors (as defined) of Ashland approves such combination before the date such shareholder becomes a 10% shareholder.

    The Restated Articles also provide that (i) the Board of Directors is classified into three classes, (ii) a director may be removed from office without "cause" (as defined) only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland,
(iii) the Board of Directors may adopt By-laws concerning the conduct of, and matters considered at, meetings of shareholders, including special meetings,
(iv) the By-laws and certain provisions of the Restated Articles may be amended only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland and (v) the By-laws may be adopted or amended by the Board of Directors, subject to amendment or repeal only by affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock of Ashland.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

    Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase shares of Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase shares of Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (v) United States Federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

    Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION


    Ashland may sell the Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. This Prospectus or an appropriate Prospectus Supplement (which will be included in a Post-Effective Amendment to the Registration Statement with respect to the Offered Securities when required) will set forth the terms of the offering of the Offered Securities, which will include when applicable the name or names of any underwriters, dealers or agents, the price of the Offered Securities and the net proceeds to Ashland from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.


    If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If a dealer is utilized in the sale of any Offered Securities in respect of which this Prospectus is delivered, Ashland will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

    Offered Securities may be sold directly by Ashland to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


    If so indicated in the Prospectus Supplement, Ashland will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from Ashland at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


    Underwriters and agents may be entitled under agreements entered into with Ashland to indemnification by Ashland against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Underwriters and agents may be customers of, engage in other transactions with or perform services for Ashland in the ordinary course of business.

                                 LEGAL MATTERS


    The validity of the issuance of the Offered Securities will be passed upon for Ashland by Cravath, Swaine & Moore, New York, New York, who will rely as to matters of Kentucky law upon the opinion of Thomas L. Feazell, Esq., Senior Vice President, General Counsel and Secretary of Ashland. Cravath, Swaine & Moore has in the past represented and continues to represent the Company in other matters on a regular basis. Samuel C. Butler is a director of Ashland and a partner in the law firm of Cravath, Swaine & Moore and owns beneficially 8,293 shares of Common Stock of Ashland. Thomas L. Feazell owns beneficially 111,560 shares of Common Stock and 200 shares of $3.125 Preferred Stock of Ashland.


                                    EXPERTS


    The consolidated financial statements and schedule of Ashland appearing or incorporated by reference in Ashland's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing Fee for Registration Statement............................  $ 206,898
Legal Fees and Expenses..........................................     50,000
Accounting Fees and Expenses.....................................     30,000
Trustee's Fees and Expenses......................................     25,000
Blue Sky Fees and Expenses.......................................     15,000
Printing and Engraving Fees......................................     20,000
Miscellaneous....................................................     15,000
                                                                   ---------
      Total......................................................  $ 361,898

    All of the above amounts, other than the Commission filing fee, are estimates only.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation. Under Kentucky law, the provisions of a company's articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute. The Registrant has elected to indemnify its officers and directors pursuant to its Restated Articles, its By-laws and by contract rather than to have such indemnification governed by the statutory provisions.

    Article X of the Restated Articles permits, but does not require, the Registrant to indemnify its directors, officers and employees to the fullest extent permitted by law. The Registrant's By-laws require indemnification of officers and employees of the Registrant and its subsidiaries under certain circumstances. The Registrant has entered into indemnification contracts with each of its directors that require indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

    The Registrant has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) the Registrant against certain costs which it might be required to pay by way of indemnification to its directors or officers under its Restated Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by the Registrant. In addition, the Registrant has purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which the Registrant, or the fiduciaries under its employee benefit plans, which may include its directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

ITEM 16. EXHIBITS.

    The following Exhibits are filed as part of this Registration Statement:


 **1.1   -- Form of Underwriting Agreement.
   1.2   -- Form of Distribution Agreement.
   3.1   -- Second Restated Articles of Incorporation of the Company, as amended to May 16, 1996 (incorporated by reference to Exhibit 3 to
             Registrant's Form 8-A filed with the Commission on May 16, 1996 (the
             "Form 8-A")).

   3.2   -- By-laws of the Company, as amended to September 19, 1996
             (incorporated by reference to Exhibit 3.2 to Registrant's Form 8-K filed with the Commission September 20, 1996).
   4.1   -- Indenture, dated as of August 15, 1989, as amended and restated as of
             August 15, 1990, between the Company and Citibank, N.A., as Trustee
             (incorporated by reference to Exhibit 4(a) to Registration Statement
             No. 33-39359, filed with the Commission on March 11, 1991).
   4.2   -- Form of Senior Security (incorporated by reference to Exhibit 4(a) to
             Registration Statement No. 33-39359, filed with the Commission on
             March 11, 1991).
  *4.3   -- Form of Indenture for Subordinated Securities.
  *4.4   -- Form of Subordinated Security.
   4.5   -- Rights Agreement dated as of May 16, 1996, between the Company and
             Harris Trust and Savings Bank, together with Form of Right
             Certificate (incorporated by reference to Exhibits 4(a) and 4(c) to the Form 8-A).
 **4.6   -- Form of Warrant Agreement for Debt Securities.
 **4.7   -- Form of Warrant Certificate for Debt Securities.
 **4.8   -- Form of Warrant Agreement for Preferred Stock.
 **4.9   -- Form of Warrant Certificate for Preferred Stock.
 **4.10  -- Form of Warrant Agreement for Common Stock.
 **4.11  -- Form of Warrant Certificate for Common Stock.
 **4.12  -- Form of Deposit Agreement for Depositary Shares.
 **4.13  -- Form of Depositary Receipt.
   4.14  -- Form of Certificate of Common Stock, par value $1.00 per share, of the Company (incorporated by reference to Exhibit 4(e) to
             Registration No. 33-60040, filed with the Commission on March 26,
             1993).
   4.15  -- Form of Debt Securities (Certificated Medium-Term Note, Series H,
             Fixed Rate).
   4.16  -- Form of Debt Securities (Certificated Medium-Term Note, Series H,
             Floating Rate).
   4.17  -- Form of Debt Securities (Book-Entry Medium-Term Note, Series H, Fixed
             Rate).
   4.18  -- Form of Debt Securities (Book-Entry Medium-Term Note, Series H,
             Floating Rate).
  *5     -- Opinion of Thomas L. Feazell, Esq.
  12     -- Computation of Ratios of Earnings to Fixed Charges and Earnings to
             Combined Fixed Charges and Preferred Stock Dividends (incorporated by reference to Exhibit 12 to Registrant's Form 10-K for the fiscal year ended September 30, 1996).
  23.1   -- Consent of Ernst & Young LLP.
 *23.2   -- Consent of Thomas L. Feazell, Esq. (included as part of Exhibit 5).
 *24     -- Power of Attorney, including resolutions of the Board of Directors.
 *25     -- Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 for Citibank, N.A.

------------------------

 *   Previously filed
**   To be filed

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby, undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Russell, Commonwealth of Kentucky, on December 18, 1996.


                                          ASHLAND INC.,

                                          by        /s/ THOMAS L. FEAZELL

                                            ------------------------------------
                                                     Thomas L. Feazell
                                               Senior Vice President, General
                                                           Counsel
                                                       and Secretary


    Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on December 18, 1996.



             SIGNATURE                               TITLE
------------------------------------  ------------------------------------

         PAUL W. CHELLGREN*           Chief Executive Officer, President
------------------------------------   and Director

          J. MARVIN QUIN*             Senior Vice President and Chief
------------------------------------   Financial Officer

         KENNETH L. AULEN*            Administrative Vice President,
------------------------------------   Controller and Principal Accounting
                                       Officer

         THOMAS E. BOLGER*            Director
------------------------------------

         SAMUEL C. BUTLER*            Director
------------------------------------

         FRANK C. CARLUCCI*           Director
------------------------------------

          JAMES B. FARLEY*            Director
------------------------------------

             SIGNATURE                               TITLE
------------------------------------  ------------------------------------

          RALPH E. GOMORY*            Director
------------------------------------

       EDMUND B. FITZGERALD*          Director
------------------------------------

           JOHN R. HALL*              Chairman of the Board of Directors
------------------------------------   and Director

         MANNIE L. JACKSON*           Director
------------------------------------

         PATRICK F. NOONAN*           Director
------------------------------------

         JANE C. PFEIFFER*            Director
------------------------------------

          MICHAEL D. ROSE*            Director
------------------------------------

       WILLIAM L. ROUSE, JR.*         Director
------------------------------------

        ROBERT B. STOBAUGH*           Director
------------------------------------

*by         /s/ THOMAS L. FEAZELL
------------------------------------
         Thomas L. Feazell
          Attorney-in-fact


    * Original powers of attorney authorizing John R. Hall, Paul W. Chellgren, Thomas L. Feazell, James G. Stephenson and David L. Hausrath and each of them to sign the Registration Statement and amendments thereto on behalf of the above-mentioned directors and officers of the Registrant have been filed with the Commission as Exhibit 24 to the Registration Statement.

                                 EXHIBIT INDEX


EXHIBIT NO.                                                 DESCRIPTION
-----------             ------------------------------------------------------------------------------------

    **1.1       --      Form of Underwriting Agreement.
      1.2       --      Form of Distribution Agreement.
      3.1       --      Second Restated Articles of Incorporation of the Company, as amended to May 16, 1996
                         (incorporated by reference to Exhibit 3 to Registrant's Form 8-A filed with the
                         Commission on May 16, 1996 (the "Form 8-A")).
      3.2       --      By-laws of the Company, as amended to September 19, 1996 (incorporated by reference to Exhibit 3.2 to Registrant's Form 8-K filed with the Commission September 20,
                         1996).
      4.1       --      Indenture, dated as of August 15, 1989, as amended and restated as of August 15,
                         1990, between the Company and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-39359, filed with the Commission on March 11, 1991).
      4.2       --      Form of Senior Security (incorporated by reference to Exhibit 4(a) to Registration
                         Statement No. 33-39359, filed with the Commission on March 11, 1991).
     *4.3       --      Form of Indenture for Subordinated Securities.
     *4.4       --      Form of Subordinated Security.
      4.5       --      Rights Agreement dated as of May 16, 1996, between the Company and Harris Trust and
                         Savings Bank, together with Form of Right Certificate (incorporated by reference to
                         Exhibits 4(a) and 4(c) to the Form 8-A).
    **4.6       --      Form of Warrant Agreement for Debt Securities.
    **4.7       --      Form of Warrant Certificate for Debt Securities.
    **4.8       --      Form of Warrant Agreement for Preferred Stock.
    **4.9       --      Form of Warrant Certificate for Preferred Stock.
    **4.10      --      Form of Warrant Agreement for Common Stock.
    **4.11      --      Form of Warrant Certificate for Common Stock.
    **4.12      --      Form of Deposit Agreement for Depositary Shares.
    **4.13      --      Form of Depositary Receipt.
      4.14      --      Form of Certificate of Common Stock, par value $1.00 per share, of the Company
                         (incorporated by reference to Exhibit 4(e) to Registration No. 33-60040, filed with the Commission on March 26, 1993).
      4.15      --      Form of Debt Securities (Certificated Medium-Term Note, Series H, Fixed Rate).
      4.16      --      Form of Debt Securities (Certificated Medium-Term Note, Series H, Floating Rate).
      4.17      --      Form of Debt Securities (Book-Entry Medium-Term Note, Series H, Fixed Rate).
      4.18      --      Form of Debt Securities (Book-Entry Medium-Term Note, Series H, Floating Rate).
     *5         --      Opinion of Thomas L. Feazell, Esq.
     12         --      Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
                         Charges and Preferred Stock Dividends (incorporated by reference to Exhibit 12 to
                         Registrant's Form 10-K for the fiscal year ended September 30, 1996).

EXHIBIT NO.                                                 DESCRIPTION
-----------             ------------------------------------------------------------------------------------
     23.1       --      Consent of Ernst & Young LLP.
    *23.2       --      Consent of Thomas L. Feazell, Esq. (included as part of Exhibit 5).
    *24         --      Power of Attorney, including resolutions of the Board of Directors.
    *25         --      Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust
                         Indenture Act of 1939 for Citibank, N.A.

------------------------
 *   Previously filed
**   To be filed